Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Dermira, Inc. of our report dated June 26, 2014 (except for Note 16, as to which the date is September 19, 2014), with respect to the consolidated financial statements of Dermira, Inc. for the year ended December 31, 2013, included in the Registration Statement (Form S-1 No. 333-198410) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

October 2, 2014